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                                                                      Exhibit 1

                       Report of independent accountants

   April 16, 2002

   To the Board of Directors and Shareholders
   Votorantim Celulose e Papel S.A.

1 We have reviewed the accompanying condensed consolidated balance sheet of Votorantim Celulose e Papel S.A. (the "Company") and its subsidiaries as of March 31, 2002, and the related condensed consolidated statements of operations and of cash flows for the three-month period then ended. This financial information is the responsibility of the Company's management.

2 We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such opinion.

3 Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial information for it to be in conformity with U.S. generally accepted accounting principles.

4 The audit of the consolidated financial statements as of December 31, 2001, prepared in accordance with U.S. generally accepted accounting standards, was conducted by other accountants, who issued an unqualified opinion thereon dated January 28, 2002. These same accountants performed a review of the consolidated financial information as of March 31, 2001, and issued an unqualified report dated April 16, 2001.

   /s/  PricewaterhouseCoopers
   PricewaterhouseCoopers
   Auditores Independentes


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